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                                                                   EXHIBIT 99(c)


Myers Industries, Inc. Obtains $250 Million Line of Credit

AKRON, Ohio--Feb. 3, 1999--Myers Industries, Inc. (AMEX:MYE) today announced it has closed on a $250 million multi-currency revolving credit and term loan facility arranged by First Chicago Capital Markets, Inc.
The funds will be used for acquisitions and general corporate purposes.

"The credit facility gives us greater latitude to increase Myers Industries' value and pursue opportunities for expansion as they may occur," said Stephen E. Myers, president and CEO. "We are pleased to have received these financing agreements and see them as an indication of confidence in the long-term strength of Myers Industries' business."

Myers Industries, Inc. is a manufacturer of polymer and metal products for industrial, commercial, and consumer markets, and the largest wholesale distributor of tools, equipment, and supplies for the tire service and automotive underbody repair industry in the United States.

Contact:

     Myers Industries, Inc., Akron
     Gregory J. Stodnick, 330/253-5592